Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251433

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2021)

306,053,642 Shares of Class A Common Stock

6,650,000 Warrants

This Prospectus Supplement supplements the prospectus dated May 18, 2021 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 3 to the Form S-1 (Registration Statement No. 333- 251433) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2021 and declared effective by the Commission on May 18, 2021.

The Prospectus and this Prospectus Supplement relate to the disposition from time to time of 1) up to 306,053,642 shares of our Class A Common Stock, which include Class A Common Stock issuable upon conversion of our Class B Common Stock, the exercise of certain private placement and public warrants, the exercise of certain stock options, and the vesting of certain restricted stock units, and 2) up to 6,650,000 private placement warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus.

On August 24, 2021, we redeemed all outstanding public warrants that had not been exercised as of such date (the “Redemption Date”). We have received an aggregate of $129,688,996 from the cash exercise of public warrants prior to the Redemption Date, less the amount paid for redemption of unexercised public warrants. We expect to receive approximately $76,475,000 assuming the exercise of all 6,650,000 private placement warrants for cash at a current exercise price of $11.50 per share, less the amount that will not be received due to cashless exercises and redemption.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On August 31, 2021, we filed a Current Report on Form 8-K with the Commission. The portion of the text of such Form 8-K that is treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is attached hereto.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any Prospectus Supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 31, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2021

QuantumScape Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39345	85-0796578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1730 Technology Drive San Jose, California	95110
(Address of principal executive offices)	(Zip code)

(408) 452-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

On August 30, 2021, QuantumScape Corporation (the “Company”) delivered a notice of redemption (the “Notice”) to each holder of all of its outstanding warrants (including the Private Placement Warrants and the Working Capital Warrants (both as defined in the Warrant Agreement)) to purchase shares of the Company’s Class A common stock that were issued under the Warrant Agreement, dated June 25, 2020, as amended on February 13, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent. A copy of the Notice is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

None of this Current Report on Form 8-K or the Notice constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Notice of Redemption dated August 30, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 31, 2021

QUANTUMSCAPE CORPORATION

By: /s/ Michael McCarthy
Name:	Michael McCarthy
Title:	Chief Legal Officer and Head of Corporate Development

Exhibit 99.1

August 30, 2021

NOTICE OF REDEMPTION OF WARRANTS

Dear Warrant Holder,

QuantumScape Corporation (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. Eastern Daylight Time on September 30, 2021 (the “Redemption Date”), all of the Company’s outstanding Warrants (as defined in the Warrant Agreement) (the “Warrants”) to purchase shares of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”) for a redemption price of $0.10 per Warrant (the “Redemption Price”), that were issued under the Warrant Agreement, dated as of June 25, 2020, as amended on February 13, 2021 (the “Warrant Agreement”), by and between the Company’s predecessor company, Kensington Capital Acquisition Corp. (“Kensington”), and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in Kensington’s initial public offering (the “IPO”).

Each Warrant entitles the holder thereof to purchase one share of Common Stock for a purchase price of $11.50 per whole share, subject to adjustment. Any Warrants that remain unexercised at 5:00 p.m. Eastern Daylight Time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price. For the avoidance of doubt, all outstanding Warrants, including Private Placement Warrants and Working Capital Warrants (both as defined in the Warrant Agreement) are subject to this notice of redemption.

The shares of Common Stock are listed on the New York Stock Exchange under the symbol “QS.” On August 27, 2021, the last reported sale price of the Common Stock was $21.48 per share.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. Eastern Daylight Time on the Redemption Date. At 5:00 p.m. Eastern Daylight Time on the Redemption Date and thereafter, the Warrants will no longer be exercisable and the holders of unexercised Warrants will have no rights with respect to those Warrants, except to receive the Redemption Price. We encourage you to consult with your financial advisor and/or tax advisor to consider whether or not to exercise your Warrants.

The Company is exercising this right to redeem the Warrants pursuant to Section 6 of the Warrant Agreement. Pursuant to Section 6.2 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Warrants if the last sales price of the Common Stock reported has been at least $10.00 per share on the trading day prior to the date on which a notice of redemption is given. The last sales price of the Common Stock on August 27 2021, the trading day prior to the date on which this notice of redemption is being given, was at least $10.00 per share.

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EXERCISE PROCEDURE

Warrant holders have until immediately prior to 5:00 p.m. Eastern Daylight Time on the Redemption Date to exercise their Warrants to purchase shares of Common Stock. Warrants may be exercised for cash pursuant to Section 3.3.1(a) of the Warrant Agreement, or on a “cashless basis” pursuant to Section 3.3.1 (c) or Section 3.3.1 (d) of the Warrant Agreement.

Payment of the exercise funds by cash pursuant to Section 3.3.1(a) of the Warrant Agreement may be made by wire transfer of immediately available funds.

Persons who are holders of record of their Warrants may exercise their Warrants by sending:

1.	The Warrant Certificate;

2.	A fully and properly completed “Election to Purchase” (a form of which is attached hereto as Annex A), duly executed and indicating, among of things, the number of Warrants being exercised; and

3.	If exercising by cash pursuant to Section 3.3.1(a) of the Warrant Agreement, the exercise funds via wire transfer,

to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Telephone: (212) 509-4000

E-mail: agois@continentalstock.com; mmullings@continentalstock.com

The method of delivery of the Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The Warrant Certificate, the fully and properly completed Election to Purchase and (if applicable) the exercise funds must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m. Eastern Daylight Time on the Redemption Date. Subject to the following paragraph, any failure to deliver a fully and properly completed Election to Purchase together with the related Warrant Certificate and exercise funds before such time will result in such holder’s Warrants being redeemed at the Redemption Price of $0.10 per Warrant and not exercised.

PROSPECTUS

A prospectus covering the shares of Common Stock issuable upon the exercise of the Warrants (and the supplements thereto) is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-251433) (the “SEC”). The SEC also maintains an Internet website that contains a copy of this prospectus. The address of this site is www.sec.gov. Alternatively, to obtain a copy of the prospectus (and the supplements thereto), please visit our investor relations website (ir.quantumscape.com).

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. Eastern Daylight Time on the Redemption Date.

*********************************

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Any questions you may have about redemption and exercising your Warrants may be directed to the Warrant Agent at its address and telephone number set forth above.

Sincerely,
QUANTUMSCAPE CORPORATION

/s/ Kevin Hettrich
Name: Kevin Hettrich
Title: Chief Financial Officer

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ANNEX A

QUANTUMSCAPE CORPORATION

(the “Company”)

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned is the holder of                      Warrants of the Company and hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive the number of shares of Class A Common Stock of the Company $0.0001 par value per share (the “Common Stock”) as set forth below and herewith tenders payment for such shares of Common Stock, to the order of QuantumScape Corporation (the “Company”) in accordance with the terms of the Warrant Agreement, pursuant to (choose one of the following):

☐ Section 3.3.1(a): in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent or by wire transfer of immediately available funds in the amount calculated as follows:

a.	is the number of shares of Common Stock underlying the Warrants the undersigned is exercising pursuant to Section 3.3.1(a)

b. $	is the aggregate Exercise Price representing the product of the number shares underlying the Warrants being exercised pursuant to Section 3.3.1(a) as represented in “a.” multiplied by the $11.50 per share Exercise Price.

☐ Section 3.3.1(c): on a “cashless basis” calculated as follows:

c.	is the number of shares of Common Stock underlying the Warrants the undersigned is exercising pursuant to Section 3.3.1(c)

d. $	is the Sponsor Fair Market Value (calculated on Schedule A)

e. $	is the product of the number of shares underlying the Warrants being exercised pursuant to Section 3.3.1(c) multiplied by the excess of the “Sponsor Fair Market Value” over $11.50 (i.e., “c.” x (“d.” - $11.50))

f.	is the number of shares of Common Stock issued on exercise of the Warrants pursuant to 3.3.1(c) (i.e., “e.” divided by “d.”)

☐ Section 3.3.1(d): as a “Make-Whole Exercise” on a “cashless basis” calculated as follows; provided that the undersigned understands and acknowledges that this method of exercise will not be available if at any point between the date of the Notice of Redemption and the Redemption Date the registration statement covering the issuance of the Common Stock issuable upon the exercise of the Warrants ceases to be effective or the prospectus replaying to such Common Stock ceases to be available:

g.	is the number of shares of Common Stock underlying the Warrants the undersigned is exercising pursuant to Section 3.3.1(d)

h. 49	is the number of months from the Redemption Date to the expiration date of the Warrants

i. ≥$18.00	is the Fair Market Value (calculated on Schedule B)

j. 0.365	is the ratio obtained using the values obtained in “h.” and “i.” by reference to the table set forth in Section 6.2 of the Warrant Agreement

k.	is the number of shares of Common Stock issued on exercise of the Warrants pursuant to 3.3.1(d) (i.e., “j.” multiplied by “g.”)

The undersigned requests that a certificate for such shares of Common Stock be registered in the name and address of the undersigned as specified below, and that such shares of Common Stock be delivered                      to                      whose address is                      .

(Date)
(Signature)

(Address)
(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE)) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE A

$	last reported sale price of the Common Stock on , 2021 (3 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (4 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (5 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (6 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (7 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (8 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (9 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (10 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (11 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	last reported sale price of the Common Stock on , 2021 (12 trading days prior to date the letter is delivered to Continental Stock Transfer & Trust Company)

$	AVERAGE OF THE TEN NUMBERS ABOVE = “SPONSOR FAIR MARKET VALUE”

SCHEDULE B

$21.25	last reported sale price of the Common Stock on August 25, 2021 (3 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$21.30	last reported sale price of the Common Stock on August 24, 2021 (4 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$20.59	last reported sale price of the Common Stock on August 23, 2021 (5 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$19.61	last reported sale price of the Common Stock on August 20, 2021 (6 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$19.30	last reported sale price of the Common Stock on August 19, 2021 (7 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$20.30	last reported sale price of the Common Stock on August 18, 2021 (8 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$20.23	last reported sale price of the Common Stock on August 17, 2021 (9 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$20.66	last reported sale price of the Common Stock on August 16, 2021 (10 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$21.74	last reported sale price of the Common Stock on August 13, 2021 (11 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$22.52	last reported sale price of the Common Stock on August 12, 2021 (12 trading days prior to August 30, 2021, the date on which the notice of redemption is sent to the holders of the Warrants)

$20.75	AVERAGE OF THE TEN NUMBERS ABOVE = “FAIR MARKET VALUE”